EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Delta Woodside Industries and Delta Mills
Announce Extension to End of Business on Tuesday, May 30, 2006
of Tender Offer and Consent Solicitation
Respecting Delta Mills 9-5/8% Senior Notes due 2007
Delta Woodside Industries, Inc./Delta Mills, Inc.
CONTACT:     William H. Hardman, Jr. (864.255.4127)
Greenville, SC, May 25, 2006 — Delta Woodside Industries, Inc. (OTC-BB: DLWI) and its wholly-owned subsidiary Delta Mills, Inc. today announced that Delta Mills has extended to Tuesday, May 30, 2006 the Expiration Date of its tender offer dated April 17, 2006 for up to all of its outstanding 9-5/8% Senior Notes due 2007 and its consent solicitation respecting certain proposed amendments to the Senior Notes’ indenture. The tender offer and consent solicitation are described in Delta Mills’ Offer to Purchase and Consent Solicitation, dated April 17, 2006 (the “Offer Document”). As of the date hereof, an aggregate principal amount of $4,257,000 of Senior Notes have been tendered and not withdrawn.
As a result of this extension, the new Consent Time for the consent solicitation described in the Offer Document will be 4:59 p.m. New York City time on May 30, 2006 and the new Expiration Time of the tender offer described in the Offer Document will be 5:00 p.m. New York City time on May 30, 2006.
In light of the upcoming holiday weekend, Delta Mills has extended the Expiration Date in order to give Senior Note holders the opportunity to consider the information set forth below.
The Offer Document disclosed that Delta Mills periodically engages in discussions with companies that may have an interest in acquiring all or a significant part of its business, Delta Mills was in the process of providing information to a prospective acquirer, and if such an acquisition were to occur, the potential acquirer would likely require Delta Mills to pursue it in the context of a proceeding under Chapter 11 of the U.S. Bankruptcy Code.
Delta Mills received this morning a communication from the potential acquirer indicating that the potential acquirer is proceeding with preparing an offer that is likely to include that the potential acquirer would purchase most of the assets of Delta Mills pursuant to Section 363 of the U.S. Bankruptcy Code for an as yet undetermined price (to be subject to a working capital adjustment); the assets not purchased by the potential acquirer would at least include certain of Delta Mills’ real estate assets; and the potential acquirer “would assume” that the offer price plus the liquidation of surplus assets will yield more than $300 per $1,000 in principal amount of the Senior Notes for the Senior Note holders, “pay all protected claims of the trade creditors and most employee claims” and pay bankruptcy costs.

The potential acquirer’s communication does not constitute a formal offer.
Although Delta Mills believes that the potential acquirer is financially capable of making an offer, Delta Mills does not know when and if it will receive a formal offer from the potential acquirer. In addition, if such a formal offer is made, Delta Mills does not know what the specific conditions and terms, including purchase price and purchase price adjustments, of that offer will be or whether the potential acquirer’s estimates and assumptions (including of sales values of the assets not purchased by the potential acquirer) are accurate. As stated above, if such an offer is made, it will require that the sale be effectuated in the context of a Chapter 11 proceeding. Any such proceeding could last up to a year or more before any payout could be made to the Senior Note holders. Any such payout would be subject to several contingencies, including without limitation the timing and value of sales of assets not acquired by the potential acquirer and delays and uncertainties that could arise from any inter-creditor disputes.
The preceding discussion contains certain “forward-looking statements”. These statements are based on the expectations of Delta Woodside and Delta Mills and are necessarily dependent upon assumptions, estimates and data that they believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, those set forth under the heading “Management Overview and Company Outlook — In Conclusion” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Delta Woodside’s and Delta Mills’ Quarterly Reports on Form 10-Q for the fiscal quarter ended April 1, 2006 and under the heading “Risk Factors” in Delta Mills’ Offer to Purchase and Consent Solicitation dated April 17, 2006. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.
Delta Woodside Industries, Inc. is headquartered in Greenville, South Carolina. Through its wholly-owned subsidiary, Delta Mills, it manufactures and sells textile products for the apparel industry. The Company employs about 600 people and operates two plants located in South Carolina.
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